Exhibit 23.4

Geotechnical Mine Solutions Inc.,

2957 San Sebastián Street,

Las Condes, Santiago de Chile

Consent of Geotechnical Mine Solutions Inc. (GMS)

We had appropriate individual Qualified Persons prepare the content in the Sections they were responsible for, identified below, in the technical report summary titled “Technical Report Summary on the Grassy Mountain Project, Oregon, U.S.A.” (the “TRS”) current as of May 27, 2026 for Paramount Gold Nevada Corp., portions of which are summarized on this Current Report on Form 8-K (the “Form 8-K”).

Furthermore, we state that:

i.	The TRS was prepared in accordance with Subpart 229.1300 of Regulations S-K promulgated by the U.S. Securities and Exchange Commission and supports the Company’s Form 8-K;

ii.

We consent to the incorporation by reference of the TRS in the Registration Statements on Form S-3 (333-275376) and Form S-8 (No. 333-205024, No. 333-262857 and No. 333-291058) (the “Registration Statements”);

iii.	We consent to the use of and references to our name in connection with the TRS, Form 8-K and the Registration Statements; and

iv.

the information derived, summarized, quoted or referenced from the TRS, or portions thereof, that was prepared by us, that we supervised the preparation of, and/or that was reviewed and approved by us, that is included or incorporated by reference in the Form 8-K and the Registration Statements.

GMS is responsible for authoring, and this consent pertains to, the following sections of the TRS: 2.4.2, 13.2, 13.4, 13.5, 13.6, 13.11.6, 22.10, 23.5 and 24.

Dated at Las Condes, Santiago de Chile this 14th day of July, 2026

“signed”

/s/ Andrés Torres L.
Andrés Torres L.
Geotechnical Mine Solutions Inc.